NEWS RELEASE

PARK PLACE ENERGY CORP.

April 10, 2008

OTCBB:PRPL

FRANKFURT: 3P2

PARK PLACE ENERGY RAISES $900,000

Calgary, Alberta, April 10, 2008 - Park Place Energy Corp. ("Park Place" or the "Corporation") is pleased to announce that the Corporation has raised a total of $900,000 by way of a Private Placement consisting of 900,000 Units. Each Unit consists of one Common Share at a deemed price of $0.10 and one-half of one Share Purchase Warrant. Each whole Share Purchase Warrant may be exercisable by the holder for a period of one year to acquire one Common Share of the Corporation at a price of $0.20 per Common Share. Proceeds from the Private Placement will be used to advance both the Corporation's oil & gas assets in North America as well as its BrasAm Diamond Project in Central Brazil. In addition a portion of the Private Placement funds will be used for general working capital purposes.

About Park Place

Park Place is a company focused on high impact resource opportunities. Park Place is currently developing its North American oil and gas assets as well as its BrasAm Diamond Project in Central Brazil. Park Place utilizes its expertise to enhance shareholder value and profitability by pursuing attractive opportunities in the international arena. By using state of the art technologies, Park Place, through creative joint ventures and innovative partnerships has a strategic five-year operating plan to optimize profitability and shareholder value.

For Further Information Contact:

Investor Relations: 1 (877) 685 0076

Email: info@parkplaceenergy.com

Website: www.parkplaceenergy.com

Calgary Head Office:

Suite 300, 840 - 6th Avenue S.W.

Calgary, Alberta, Canada, T2P 3E5

Certain information regarding the Corporation contained herein may constitute forward-looking statements. These statements may include estimates, plans, expectations, opinions, forecasts, projections, guidance or other statements that are not statements of fact. Although Park Place believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. These statements are subject to certain risks and uncertainties and may be based on assumptions that could cause actual results to differ materially from those anticipated or implied. The Corporation is under no obligation to update or alter any forward-looking statement. These risks include operational and geological risks, the ability of the Corporation to raise necessary funds for exploration and the fact that the Corporation does not operate all its properties. Park Place's forward-looking statements are expressly qualified in their entirety by this cautionary statement.